                                                                    Exhibit 12.0

                        AGCO CORPORATION AND SUBSIDIARIES
    STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        (in millions, except ratio data)



                                                                                        Year Ended December 31,
                                                                          --------------------------------------------------
                                                                           1998      1997       1996        1995       1994
                                                                          ------    ------     ------      ------     ------
Fixed Charges Computation:
     Interest expense ...........................................         $ 79.7    $ 69.1     $ 45.2      $ 73.3     $ 52.7
     Interest component of rent expense (a) .....................            5.3       5.6        5.4         5.0        2.4
     Proportionate share of fixed charges of 50%-owned affiliates            2.8       1.8        2.0         2.0        2.1
     Amortization of debt costs .................................            1.7       1.6        1.4         1.6        0.7
                                                                          ------    ------     ------      ------     ------
         Total fixed charges ....................................         $ 89.5    $ 78.1     $ 54.0      $ 81.9     $ 57.9
                                                                          ======    ======     ======      ======     ======


Earnings Computation:
     Pretax earnings ............................................         $ 84.8    $245.7     $171.6      $190.6     $102.3
     Fixed charges ..............................................           89.5      78.1       54.0        81.9       57.9
                                                                          ------    ------     ------      ------     ------
         Total earnings as adjusted .............................         $174.3    $323.8     $225.6      $272.5     $160.2
                                                                          ======    ======     ======      ======     ======

         Ratio of earnings to combined fixed charges ............          1.9:1     4.2:1      4.2:1       3.3:1      2.8:1
                                                                          ======    ======     ======      ======     ======

--------------------------

 (a) The interest factor was calculated to be one-third of rental expense and is considered to be a representative interest factor.